Exhibit 21.1

                     List of Subsidiaries of the Registrant

         Registrant has the following three subsidiaries:

               Agate Technologies (California), Inc., a California corporation,

               ei Corporation, a California corporation, and

               Agate International Cayman Ltd., a Cayman Islands corporation.

         The Cayman Islands corporation has the following subsidiary:

               Agate Technologies Pte. Ltd., a Singapore corporation.

         The California corporation had the following subsidiary which is currently being wound up:

               ATI Technologies, Sdn Bhd, a Malaysian corporation.